FOR IMMEDIATE RELEASE

Southern Copper Corporation Makes a Recommended All Cash Offer to Acquire Frontera Copper Corporation

Phoenix AZ, February 4, 2009—Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced today that it has entered into a support agreement with Frontera Copper Corporation (Frontera) (TSX: FCC), a Canadian mining, development and exploration company, for the acquisition of Frontera’s outstanding common shares pursuant to an all-cash take-over bid for consideration of C$0.65 per share, or approximately C$42 million (the “Offer”).  The consideration per share offered by SCC represents a premium of 10% to the unsolicited offer made by Invecture Group S.A. de C.V. of C$0.59 per share.

Frontera’s Board of Directors has unanimously recommended that Frontera shareholders accept the Offer.  Additionally, SCC has entered into lock-up agreements with Frontera’s directors and officers pursuant to which they have agreed to tender their shares to the Offer.

The terms and conditions of the Offer will be included in an offer and take-over bid circular expected to be filed with the Canadian Securities regulatory authorities on February 6, 2009, but in any event no later than February 13, 2009.

The Offer is subject to a number of conditions including the valid deposit of not less than 66⅔% of Frontera shares on a fully diluted basis.  The Offer is also subject to certain customary conditions including receipt of necessary regulatory and antitrust approvals and the absence of a material adverse change.  The support agreement provides for, among other things, a non-solicitation covenant from Frontera, the right of Frontera under certain circumstances to terminate the agreement in favour of an unsolicited superior proposal for Frontera, SCC’s right to match any superior proposal and for the payment to SCC under certain circumstances of a termination fee of $2.1 million.

SCC will use cash on hand to fund the acquisition.

SCC’s COO, Xavier García de Quevedo said: “This offer is consistent with our strategy of capitalizing on opportunities to realize value for our shareholders, either through the development of our substantial project portfolio or through selective acquisitions. SCC’s combination of significant liquidity, sound balance sheet, and low-cost operations places us in a unique position to pursue acquisitions with sound industrial logic, particularly in the current environment. We are very pleased that the Frontera board of directors has recommended our all-cash offer, which allows Frontera shareholders to realize a significant premium over market price.”

UBS Securities LLC and Osler, Hoskin & Harcourt LLP acted as exclusive financial and legal advisors, respectively, to SCC on this transaction. RBC Capital Markets and Beach,

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Hepburn LLP are acting as financial and legal advisors, respectively, to the Board of Directors of Frontera.

About Southern Copper Corporation
Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserve of any listed company.  SCC is a NYSE and Lima Stock Exchange (LSE) listed company that is 79.2% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 20.8% ownership interest is held by the international investment community.  SCC operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Mexico, Peru and Chile.

About Frontera Copper Corporation
Frontera Copper Corporation is a Canadian mining, development and exploration company whose principal activity is the production of copper cathode from the Piedras Verdes run-of-mine heap leach copper operation in Sonora, Mexico.

####
This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Southern Copper Corporation

Mr. Raul Jacob
(602) 494-5328
webmaster@southernperu.com.pe

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317